UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2024

Bowman Consulting Group Ltd.

(Exact name of registrant as specified in its charter)

Delaware	001-40371	54-1762351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12355 Sunrise Valley Drive, Suite 520

Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 464-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	BWMN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 26, 2024, Bowman Consulting Group Ltd. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and Robert W. Baird & Co. Incorporated, as representatives of the underwriters named in the Underwriting Agreement (the “Underwriters”), and the attorney-in-fact on behalf of the selling stockholders, including the Company’s President, Chief Executive Officer and Chair of the board of directors (the “Board”) and Michael Bruen, the Company’s Executive Vice President and Chief Operating Officer and a director of the Board, named in the Underwriting Agreement (the “Selling Stockholders”), relating to an underwritten public offering (the “Offering”) of its common stock, par value $0.01 per share (the “Common Stock”). Pursuant to the Underwriting Agreement, the Company agreed to sell 1,323,530 shares of Common Stock, and the Selling Stockholders agreed to sell an aggregate of 147,058 shares of Common Stock, to the Underwriters at a public offering price of $34.00 per share. The Company and the selling stockholders granted the Underwriters a 30-day over-allotment option to purchase up to 220,588 additional shares of Common Stock, equivalent to 15% of the shares of Common Stock sold in the Offering, which over-allotment option was exercised in full on March 27, 2024. The Offering, including the exercise of the over-allotment option, closed on April 1, 2024. The shares of Common Stock were sold at a public offering price of $34.00 per share, and were purchased by the Underwriters from the Company and the Selling Stockholders at a price of $31.722 per share. The Company sold 1,502,942 shares of Common Stock to the Underwriters for net proceeds of approximately $47.3 million after deducting the underwriting commissions, discounts, and offering expenses. The Selling Stockholders sold an aggregate of 188,234 shares of Common Stock in the Offering. The Company did not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders in the Offering.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-275786) (the “Registration Statement”), previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) on December 8, 2023, including the prospectus forming a part of the Registration Statement. A preliminary prospectus supplement related to the Offering was filed with the SEC on March 26, 2024, and on March 28, 2024, a final prospectus supplement related to the Offering was filed with the SEC.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

A copy of the legal opinion, including the related consent of Greenberg Traurig, LLP relating to the legality of the sale of the shares of Common Stock in the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 8.01.	Other Events.

On March 26, 2024, the Company issued press releases announcing the launch and pricing of the Offering. Copies of the press releases are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 26, 2024, by and among the Company, BofA Securities, Inc. and Robert W. Baird & Co. Incorporated, as representatives of the Underwriters named therein, and the attorney-in-fact on behalf of the Selling Stockholders named therein.

5.1	Opinion of Greenberg Traurig, LLP.

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

99.1	Press release dated March 26, 2024 announcing the proposed offering.

99.2	Press release dated March 26, 2024 announcing the pricing of the offering.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOWMAN CONSULTING GROUP LTD.

Date: April 1, 2024	By:	/s/ Bruce Labovitz
Bruce Labovitz
Chief Financial Officer